Exhibit 99.1

                    [LETTERHEAD OF TIERONE(SM) CORPORATION]

       Date: March 1, 2004

    Contact: Edward J. Swotek, Senior Vice President

For Release: Immediately

TierOne Corporation Declares First Quarterly Dividend

LINCOLN, NE - March 1, 2004 - The Board of Directors of TierOne Corporation (NASDAQ: TONE) ("Company"), the parent company of TierOne Bank ("Bank"), announced today it has initiated a quarterly cash dividend policy and has declared its first dividend for Company shareholders.

The quarterly cash dividend will amount to $0.05 for each share of the Company's common stock. The dividend will be payable on March 31, 2004 to shareholders of record at the close of business on March 15, 2004.

"The issuance of dividends represents our continued commitment to increase shareholder value for our investment partners," said Gilbert G. Lundstrom, chairman and chief executive officer. "We are confident in our long-term earnings capacity and see this as an outstanding opportunity to reward our shareholders for their trust and support."

Lundstrom said the Board has been carefully examining alternatives for deploying capital obtained from the Company's October 2, 2002 listing as a publicly traded company on the Nasdaq National Market. He added the Company has successfully completed a Board-authorized ten percent stock buyback during the fourth quarter ended December 31, 2003. On January 28, 2004, the Board also announced it had authorized an additional ten percent stock buyback of the Company's outstanding common shares.

TierOne Corporation is the parent company of TierOne Bank, a $2.2 billion federally chartered savings bank and the largest financial institution headquartered in Lincoln, Nebraska. Established in 1907, TierOne Bank offers a wide variety of full-service consumer and commercial banking products and services to customers through a geographically diverse network of 57 banking offices in located in Nebraska, Iowa and Kansas and four loan production offices located in Colorado and Minnesota.

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TierOne Corporation Declares First Quarterly Dividend
March 1, 2004


Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Factors which could result in material variations include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, competitive factors which could affect net interest income and noninterest income, changes in demand for loans, deposits and other financial services in the Company's market area; changes in asset quality, general economic conditions as well as other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

CONTACT:  Edward J. Swotek, Senior Vice President
          Investor Relations Department
          (402)473-6250
          investorrelations@tieronecorp.com

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